Exhibit 99.1
PHI, Inc. Announces Private Offering of Senior Notes
LAFAYETTE, La.— September 14, 2010—PHI, Inc. (“PHI”) (The Nasdaq Global Market: PHII (voting) and PHIIK (non voting)) announced today that it intends, subject to market and other conditions, to offer $300 million in aggregate principal amount of its senior notes due 2018 (the “2018 Notes”) through private offerings exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The 2018 Notes will be offered within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and certain PHI directors in accordance with Regulation D of the Securities Act, and outside the United States to non-U.S. persons under Regulation S of the Securities Act.
PHI intends to use a portion of the net proceeds from the offering to fund its pending tender offer and consent solicitation for all of its existing 7.125% senior notes due 2013 (the “2013 Notes”) and/or the redemption of any of the 2013 Notes not purchased in the tender offer. Remaining net proceeds will be used for general corporate purposes, including the exercise of purchase options for aircraft currently leased, and for the purchase of certain aircraft required to perform a customer contract.
The 2018 Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the 2018 Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Contacts:
PHI, Inc.
Michael J. McCann, 337-235-2452